Exhibit No. 10.5
Summary of remuneration, retirement compensation
and group life insurance of the Chairman of the Board,
Directors and Chairman of Nortel Networks Limited
effective June 29, 2005.

NORTEL NETWORKS LIMITED (THE “CORPORATION”)
DIRECTORS’ REMUNERATION, RETIREMENT COMPENSATION AND GROUP LIFE INSURANCE
(Updated to reflect changes effective June 29, 2005)
All information contained in this summary has been previously disclosed in public filings of the Corporation.

US Dollars

BOARD RETAINER:	$50,000 per annum

LONG TERM INCENTIVE:	$75,000(1)*

COMMITTEE MEMBER RETAINERS:	$12,500 per annum(2)
Audit Committee(2)
Pension Fund Policy Committee
Joint Leadership Resources Committee(3)

COMMITTEE CHAIRMAN RETAINER(4)	$15,000 per annum(5)**

AUDIT COMMITTEE CHAIRMAN RETAINER	$35,000 per annum(6)**
Note:
1.	Payable over four fiscal quarters commencing the third quarter of 2005

2.	If on same Nortel Networks Corporation Committee, Committee member retainer is $6,250 per annum

3.	Joint Committee of the Board of Directors of the Corporation and Nortel Networks Corporation

4.	Except Audit Committee

5.	If Chairman of same Nortel Networks Corporation Committee, Chairman retainer is $7,500 per annum

6.	If Chairman of same Nortel Networks Corporation Committee, Chairman retainer is $17,500 per annum
DIRECTORS’ DEFERRED SHARE COMPENSATION PLAN (THE “PLAN”)
The payment of fees may, at the election of the director, be deferred under the Nortel Networks Limited Directors Deferred Share Compensation Plan (the “Plan”). Directors are entitled to elect to receive all or a portion of their fees in the form of share units under the Plan (entitling the Directors to receive an equal number of common shares of Nortel Networks Corporation), with the remainder of such fees to be paid in cash. The share units will be settled subject to and in accordance with the Plan upon a Director’s retirement from the Board of Directors.
*Approved June 29, 2005
**Change approved June 29, 2005

Note:
1.	Directors fees are paid in quarterly installments at the end of each calendar quarter.

2.	Directors’ fees generally are not payable to Directors who are salaried employees of Nortel Networks Corporation, Nortel Networks Limited or of any of its or their subsidiaries.
RETIREMENT COMPENSATION
DOES NOT APPLY TO DIRECTORS ELECTED AFTER JANUARY 1, 1996
Each non-employee director who shall have retired on or after April 1, 1982 shall be paid retirement compensation comprising (1) a base element equal to a portion of the board retainer paid at the date of retirement and (2) an indexed element equal to a portion of any excess of the current board retainer from time to time over the board retainer paid at the date of retirement, as follows:

	Base	Indexed
	Retirement	Retirement
	Compensation*	Compensation**

For directors who retired on or after April 1, 1984	75%	56.25%

For directors who retired prior to April 1, 1984	50%	37.5%
For non-employee directors who retired on or after April 1, 1987, retirement compensation shall be paid in U.S. funds.
*	75% of US$27,500 or 75% of the Board retainer fee payable when Director so ceased to hold office as such, whichever is greater;

**	Percentage of excess of prevailing Board retainer over Board retainer at date of retirement.
The retirement compensation shall be paid, during the lifetime of the director or their surviving spouse, for a period equal to the duration of the director’s tenure as a member of the board of directors of the Corporation or ten (10) years, whichever may be the shorter.
GROUP LIFE INSURANCE
For each non-employee director in office on or after April 1, 1984, excluding those who are or who have been employees of the Corporation or of any of its subsidiaries, the Corporation shall maintain group life insurance in the amount of CDN$100,000 during tenure of office as such, and in the amount of CDN$75,000 in the event of retirement from such office at an age not less than 65 years or when having served, for not less than 10 years, as a director of the Corporation or any of its subsidiaries.